                                                                    Exhibit 23




                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Intermagnetics General Corporation

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 2-80041, 2-94701, 33-2517, 33-12762, 33-12763, 33-38145, 33-50598,
33-44693, 33-50598, 33-55092, 33-72160, 333-10553 and 333-42163) of
Intermagnetics General Corporation of our report dated August 31, 1998, with respect to the statements of assets available for benefits of the Intermagnetics General Corporation IGC Savings Plan as of May 31, 1998 and 1997, and the related statements of changes in assets available for benefits for the years then ended, and related schedules, which report appears in the May 31, 1998 annual report on Form 11-K of the Intermagnetics General Corporation IGC Savings Plan.

                                                /s/ KPMG Peat Marwick LLP

Albany, New York
November 25, 1998